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                       Baldwin & Lyons, Inc. and Subsidiaries

                      Form 10-K  Year Ended December 31, 2001

                                     EXHIBIT 11

                         COMPUTATION OF PER SHARE EARNINGS




                                                      Year Ended December 31
                                            ------------------------------------------
                                                2001           2000           1999
                                            ------------   ------------   ------------
Basic:
  Average number of Class A and
   Class B shares outstanding                12,122,862     12,466,510     13,393,357
                                            ===========    ===========    ===========

  Net income                                 $5,390,495    $19,749,722    $18,615,882
                                            ===========    ===========    ===========
  Per Share Amount                               $ 0.44         $ 1.58         $ 1.39
                                            ===========    ===========    ===========


Diluted:
  Average number of Class A and
   Class B shares outstanding                12,122,862     12,466,510     13,393,357

  Dilutive stock options--based on
    treasury stock method using higher
    of average or year end market prices         84,083         88,612        127,615
                                            -----------    -----------    -----------
                 TOTALS                      12,206,945     12,555,122     13,520,972
                                            ===========    ===========    ===========

  Net income                                 $5,390,495    $19,749,722    $18,615,882
                                            ===========    ===========    ===========

  Per Share Amount                               $ 0.44         $ 1.57         $ 1.38
                                            ===========    ===========    ===========

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